Exhibit 4.3

AMENDED AND RESTATED AUTOMATIC PURCHASE PLAN

Behringer Harvard Multifamily REIT I, Inc.

Adopted November 11, 2009

Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the “Company”), has adopted this Amended and Restated Automatic Purchase Plan (the “Plan”), administered by the Company or an unaffiliated third party (the “Administrator”), as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1.                                       ELECTION TO PARTICIPATE.  Subject to the terms hereof, any purchaser of shares of common stock of the Company, par value $.0001 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s Subscription Agreement at the time of subscription for Shares.  Residents of the States of Alabama and Ohio are not eligible to participate in the Plan.  Any stockholder who has not previously elected to participate in the Plan, and subject to the terms set forth in the Company’s then-current prospectus, any participant in any previous publicly offered limited partnership, real estate investment trust or other real estate program sponsored by Behringer Harvard Holdings or its affiliates may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator.

2.                                       AUTOMATIC PURCHASE PROGRAM.  The Administrator or the Company’s transfer agent will, at monthly intervals (each, a “Payment Interval”), automatically debit the Participant’s bank checking account, savings account, or other account in the amount indicated on the Participant’s election to participate, not less than $200 per month (collectively, the “Additional Payments”).  Participation in the program will commence with the next monthly interval, provided the election is received at least ten days prior to the end of the month; otherwise, the election will apply to all subsequent monthly intervals.

3.                                       GENERAL TERMS OF PLAN INVESTMENTS.  The Administrator will apply all Additional Payments subject to this Plan, as follows:

(a)                                  Prior to the termination of the Company’s initial public offering (the “Initial Offering”) of the Shares pursuant to the Company’s registration statement on Form S-11 (File No. 333-148414), as thereafter amended or supplemented (the “Registration Statement”), the Administrator will invest Additional Payments in Shares at the public offering price per Share ($10.00 per share).  In addition, in the event of any sale of Shares in respect of which the Company or the dealer manger is authorized to make, and has made, an agreement as to a reduction of sales commissions or dealer manager fees, the Company or the dealer manager also may agree to a commensurate reduction in such commissions or fees for the purchase of Shares hereunder as set forth in the Company’s prospectus.  If such an agreement is made, the Company or the dealer manager shall notify the Administrator thereof and the price at which Shares shall be purchased hereunder.  Notwithstanding the foregoing, no reduction in the purchase price for Shares purchased hereunder shall be made in respect of Shares acquired by the Participant at a commission reduction resulting from established volume discounts set forth in the Company’s prospectus.

(b)                                 The Administrator will invest Additional Payments in Shares that may (but are not required to) be supplied from any of (i) Shares registered with the Securities and Exchange Commission (the “Commission”) in connection with the Initial Offering; (ii) Shares registered with the Commission pursuant to an effective registration statement for Shares for use in the Plan (a “Future Registration”), or (iii) Shares purchased by the Administrator for the Plan in a secondary market (if available) or on a stock exchange (collectively, the “Secondary Market”) and registered with the Commission for resale pursuant to the Plan.  Shares purchased on the Secondary Market as set forth in (iii) above will be purchased at the then-prevailing market price, and the average price paid by the Administrator for all such purchases for a single automatic purchase interval will be utilized for purposes of purchases of Shares in the Plan on such investment date.  Shares acquired by the Administrator on the Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the per Share price that will be paid for the Shares purchased for the Plan pursuant to the Initial Offering and any subsequent offering.  If the Administrator acquires Shares in the Secondary Market for use in the Plan, the Administrator shall use reasonable efforts to acquire Shares for use in the Plan at the lowest price then reasonably available.  However, the Administrator does not in any respect guaranty or warrant that the Shares so acquired and purchased by the Participants in the Plan will be at the lowest possible price.  Further, irrespective of the Administrator’s ability to acquire Shares in the Secondary Market or the Company’s ability to complete a Future Registration for shares to be used in the Plan, neither the Administrator nor the Company is in any way obligated to do either.

(c)                                  If a Participant designates in writing that such Participant’s broker who made the initial sale of Shares to the Participant shall receive commissions for purchases under the Plan, then such broker shall be paid a selling commission not to exceed 7.0% (reduced commission rates will apply as set forth in paragraph (a) above).  Dealer manager fees will be paid to the dealer manager named in the Registration Statement for the Initial Offering at the rate not to exceed 2.5% (reduced fees will apply as set forth in paragraph (a) above).  Each Participant is permitted to identify, change or eliminate the name of his account executive at a participating broker-dealer with respect to Shares purchased pursuant to the Plan.  In the event that no account executive is identified, or in the event that the account executive is not employed by a broker-dealer having a valid selling agreement with the dealer manager, no selling commission will be paid with respect to such purchases.  If no selling commission is paid, the amount that would have been paid as a selling commission will be retained and used by the Company.

(d)                                 For each Participant, the Administrator will maintain an account that shall reflect the Additional Payments received by the Administrator on behalf of such Participant.  A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e)                                  Additional Payments will be invested by the Administrator in Shares promptly following each Payment Interval to the extent Shares are available for purchase under the Plan.  If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to the Participants.  Any interest earned on such accounts will be paid to the Company and will become the property of the Company.

(f)                                    The purchase of fractional shares, computed to four decimal places, is a permissible and likely result of participation in the Plan.  The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

(g)                                 A Participant will not be able to acquire Shares under the Plan to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s charter, as amended, unless exempted by the Company’s board of directors.

(h)                                 The Shares issued under the Plan will be uncertificated until the Company’s board of directors determines otherwise.

4.                                       DISTRIBUTION OF FUNDS.  If the Participant elects to participate in the distribution reinvestment plan, the Administrator may commingle distributions related to Shares purchased through this Plan with Participant’s other distributions from the Company’s Shares to make purchases pursuant to the Company’s distribution reinvestment plan.

5.                                       ABSENCE OF LIABILITY.  Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Additional Payments are invested.  Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant.

6.                                       SUITABILITY.

(a)                                  Each Participant shall notify the Administrator in the event that, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b)                                 For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Plan.

7.                                       REPORTS TO PARTICIPANTS.  Within 60 days after the end of each fiscal quarter, the Administrator will deliver to each Participant a statement of account describing, as to such Participant, the Additional Payments received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, and the total Shares purchased on behalf of the Participant pursuant to the Plan.  Each statement shall also advise the Participant that, in accordance with Paragraph 6 hereof, the Participant is required to notify the Administrator in the event that there is any material change in the Participant’s financial condition or if any representation made by the Participant under the Subscription Agreement for the Participant’s initial purchase of Shares becomes inaccurate.  Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

8.                                       NO DRAWING.  No Participant shall have any right to draw checks or drafts against the Participant’s account or give instructions to the Company or the Administrator except as expressly provided herein.

9.                                       TAXES.  Participants should consult their own tax adviser regarding the tax consequences of ownership of the Shares.

10.                                 TERMINATION.

(a)                                  A Participant may terminate or modify his participation in the Plan at any time by written notice mailed to the Administrator.  To be effective for any Additional Payment, such notice must be received by the Administrator at least ten days prior to the next Payment Interval following the date of receipt of such notice.

(b)                                 The Administrator may terminate a Participant’s individual participation in the Plan, and the Company may suspend or terminate the Plan itself, at any time by ten days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c)                                  After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant (i) a statement of account in accordance with Paragraph 7 hereof, and (ii) a check for the amount of any Additional Payments in the Participant’s account that have not been invested in Shares.

11.                                 STATE REGULATORY RESTRICTIONS.  The Administrator is authorized to deny participation in the Plan to residents of any state which imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan.

12.                                 NOTICE.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Behringer Harvard Investment Services, P.O. Box 219768, Kansas City, MO 64121-9768, or such other address as may be specified by the Administrator by written notice to all Participants.  Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator, delivered by electronic means to any address specified by the Participant, or given by including such information in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the Commission.  Each Participant shall notify the Administrator promptly in writing of any change of address.

13.                                 AMENDMENT.  The terms and conditions of this Plan may be amended or supplemented by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by delivering an appropriate notice to each Participant at least 30 days prior to the effective date of the amendment or supplement.  Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Administrator receives written notice of termination prior to the effective date thereof.

In the event that the Plan is amended pursuant to this Paragraph 13 or suspended pursuant to Paragraph 10(b) hereof, each Participant shall remain a Participant in the Plan, unless the Participant terminates his participation in accordance with the procedures set forth under Paragraph 10(a) above.

14.                                 GOVERNING LAW.  This plan and participant’s election to participate in the plan shall be governed by the laws of the State of Maryland.  The foregoing choice of law shall not restrict the application of any state’s securities laws (including the standards contained in the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007) to the sale of shares to its residents or within such state.

15.                                 PARTICIPATION BY LIMITED PARTNERS OF BEHRINGER HARVARD MULTIFAMILY OP I LP.  For purposes of this Plan, “stockholders” shall be deemed to include limited partners of Behringer Harvard Multifamily OP I LP (the “Partnership”); “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan.